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                                                               Exhibit 99.(a)(4)


                                    OFFER BY

                    FIDELITY ADVISOR EMERGING ASIA FUND, INC.

                              TO PURCHASE FOR CASH
                           UP TO 10% OF ITS SHARES OF
                                  COMMON STOCK

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                5:00 P.M., NEW YORK CITY TIME, ON MARCH 27, 1998
                              ("TERMINATION DATE")

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE FUND'S OFFER AND IN THE LETTER OF TRANSMITTAL.

                                                               February 23, 1998

To Brokers, Dealers, Commercial Banks,
   Trust Companies and Other Nominees:

         We are enclosing herewith the material listed below relating to the offer of Fidelity Advisor Emerging Asia Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company (the "Fund"), to purchase up to 10% of its outstanding shares of common stock, par value $0.001 (the "Shares") upon the terms and conditions set forth in its Offer dated February 23, 1998 and in the related Letter of Transmittal (which together constitute the "Offer"). The price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 100% of the net asset value per Share as determined by the Fund at 5:00 p.m., New York City time, on March 27, 1998 (the "Termination Date"). WHEN TENDERING SHARES ON BEHALF OF YOUR CLIENTS, YOU WILL BE REQUIRED TO PAY, ON BEHALF OF THOSE CLIENTS, A PURCHASE FEE IN AN AMOUNT EQUAL TO THE NUMBER OF SHARES TENDERED BY YOUR CLIENTS MULTIPLIED BY $0.17. WITH RESPECT TO ANY SHARES TENDERED BUT NOT ACCEPTED, AN AMOUNT EQUAL TO $0.17 PER SUCH SHARE WILL BE RETURNED TO YOU. Shareholders making a Conditional Tender who are tendering through a broker dealer, commercial bank, trust company or other nominee ("Nominee Holders") should consider that Nominee Holders will be charged a $30.00 processing fee by the Book-Entry Transfer Facility (the "Conditional and Odd Lot Tender Fee") at the time Shares are tendered.

         Shareholders wishing to accept the Offer will be required to tender at least 20% of the Shares owned by such Shareholders or attributed to them under
Section 318 of the Internal Revenue Code of 1986, as amended.

         We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to brokers, dealers or other persons for soliciting tenders for Shares pursuant to the Offer, including the Conditional and Odd Lot Tender Fee. The Fund will, however, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 6, "Stock Transfer Taxes," of the Letter of Transmittal. HOWEVER, BACKUP WITHHOLDING AT A 31% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED. SEE SECTION 8, "FEDERAL INCOME TAX CONSEQUENCES," OF THE OFFER AND INSTRUCTION 10, "BACKUP WITHHOLDING," OF THE LETTER OF TRANSMITTAL.




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         For your information and for forwarding to your clients, we are enclosing the following documents:

         1. A letter to Shareholders of the Fund from Edward C. Johnson 3d, Director and President of the Fund;

         2.       The Offer dated February 23, 1998;

         3. The Letter of Transmittal for your use and to be provided to your clients;

         4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

         5.       Notice of Guaranteed Delivery;

         6. Form of letter to clients which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

         7.       Return envelope addressed to the Depositary.

         The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any State or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

         As described in the Fund's Offer under Section 3, "Procedure for Tendering Shares," tenders may be made without the concurrent deposit of stock certificates if (1) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch, or agency in the United States; and (2) certificates for Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, the aggregate amount of the Purchase Fees payable in respect of the Shares tendered hereby and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

         As described in the Offer, if more than 10% of the Fund's outstanding Shares are duly tendered prior to the Termination Date, the Fund will repurchase 10% of the Fund's outstanding Shares on a pro rata basis, subject to certain exceptions described in Section 1, "Terms of the Offer; Termination Date" of the Fund's Offer.

         NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES.

         Additional copies of the enclosed material may be obtained from the Information Agent at the appropriate address and telephone number set forth in the Fund's Offer. Any questions you have with respect to the Offer should be directed to the Information Agent as its address and telephone numbers set forth in the Offer.

                                       Very truly yours,

                                       FIDELITY ADVISOR EMERGING ASIA FUND, INC.

                                       /s/ Edward C. Johnson 3D

                                       EDWARD C. JOHNSON 3D
                                       Director and President



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NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR
ANY OTHER PERSON THE AGENT OF FIDELITY ADVISOR EMERGING ASIA FUND, INC., THE INFORMATION AGENT, OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.
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